                                     [LOGO]
                                  THE HARTFORD

                        HARTFORD LIFE INSURANCE COMPANY
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089

                 MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER

This rider is issued as part of the Contract to which it is attached, and is effective on the date it is issued to You. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract.

This rider provides a Guaranteed Minimum Death Benefit (DB) that replaces the standard death benefit provided in the Contract. The determination of the DB and how it can change are described in the other sections of this rider.

DEFINITIONS

Terms used that are not defined in this rider shall have the same meaning as those in Your Contract.

CONTRACT VALUE (CV). The total value of the Sub-Account(s) and Fixed Account, if applicable.

MAXIMUM ANNIVERSARY VALUE. The highest attained anniversary value prior to the earlier of the date of death or the oldest Owner or Annuitant's [81st] birthday determined as follows: We calculate an anniversary value for every applicable Contract Anniversary. At the time of each Contract Anniversary, the anniversary value is equal to the Contract Value. Any time after a given Contract Anniversary, the anniversary value is restated to be equal to the Contract Value as of the Contract Anniversary, increased by the dollar amount of any Premium Payments received, and modified by adjustments for Partial Surrenders since such Contract Anniversary.

OTHER ACCOUNT(S). Any investment vehicle(s) offered and authorized by Us that We designate by rider. This excludes the Sub-Account(s) and Fixed Account, if applicable.

PARTIAL SURRENDER. A withdrawal of a portion of the Contract Value, including transfers to Other Account(s).

PREMIUM PAYMENT. The total amount of the initial and subsequent premium payments deposited into the Sub-Account(s) and Fixed Account, if applicable, including transfers from Other Account(s).

The following replaces the "DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE" section of Your Contract:

1.   If this rider is effective on the Contract Issue Date:

     The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death is equal to the greater of the amounts determined in a) or
     b) or c) below:

       a)  Premium Payments adjusted for Partial Surrenders (as defined below);
           or

       b)  Maximum Anniversary Value; or

       c)  The Contract Value, minus the Distribution Charge, if applicable.

2.   If this rider is effective after the Contract Issue Date:

     The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death is equal to the greater of the amounts determined in a) or
     b) or c) below:

       a) Contract Value on the rider effective date plus subsequent premiums received after the rider effective date adjusted for Partial Surrenders (as defined below); or

       b) Maximum Anniversary Value occurring after the effective date of the rider; or

       c)  The Contract Value, minus the Distribution Charge, if applicable.

WHEN A PARTIAL SURRENDER IS MADE:

The DB will be adjusted as follows:

       1. For any additional Partial Surrender(s) in a Contract Year, We will reduce each component (Premium Payments and Maximum Anniversary Value) of the DB by applying the same factor. The factor is as follows:

          1 - (A/B) where:

              A  = The amount of the Partial Surrender; and

              B   = Contract Value immediately prior to the Partial Surrender.

SPOUSAL CONTINUATION

If the spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, if eligible, We will increase the Contract Value to the DB value as of the date We receive Due Proof of Death according to the future contribution allocation then in effect.

The surviving spouse becomes the new Contract Owner on the effective date of the spousal continuation. This right may be exercised only once during the term of the Contract. The following eligibility rules describe the effects of an ownership change due to spousal continuation:

       1. If the Owner is less than or equal to age [75] at the time of the continuation, then either a) or b) will apply as follows:

         a) If the rider is not currently available for sale or a similar rider, as We determine, We will terminate this rider and the DB thereafter will be equal to the Contract Value. The rider charge will be assessed on the termination date, and will no longer be assessed thereafter; or

         b) If the rider is currently available for sale, We will continue the then existing rider at the rider charge that is then currently being assessed for new sales of the rider. Premium Payments and Maximum Anniversary Value, for purposes of this rider, will be recalculated to equal the Contract Value on the effective date of the spousal continuation. The Maximum Anniversary Value thereafter is the highest attained anniversary value after the date of death of the first spouse, and before the next decedent's date of death or [81st] birthday, if earlier. Any Premium Payments or Partial Surrenders after this date will adjust each component of the DB according to the rider rules.

       2. If the owner is greater than age [75] on the effective date of the spousal continuation, We will terminate this rider and the DB thereafter will be equal to the Contract Value. The rider charge will be assessed on the termination date, and will no longer be assessed thereafter.

OWNERSHIP CHANGE

Any Contract change before the Annuity Commencement Date which causes a change in the ownership may result in the recalculation of the benefits provided under this rider. The following are the effects of a change in ownership:

The rider will terminate if the age of the oldest new Owner(s) after the ownership change is greater than the issue age limitation of the rider in effect at the time of the ownership change. The DB thereafter will be equal to the Contract Value. The rider charge will be assessed on the termination date, and will no longer be assessed thereafter.

The below options apply if the age of the oldest new Owner(s) after the ownership change is less than or equal to the issue age limitation of the rider in effect at the time of the ownership change.

       1. Ownership changes within the first [6] months from the Contract Issue Date will not cause a recalculation of the benefits under this Rider.

       2. Ownership changes after the first [6] months from the Contract Issue Date will cause a recalculation of the benefits under either (a) or
            (b):

         a) If the rider is not currently available for sale, We will terminate this rider and the DB thereafter will be equal to the Contract Value. The rider charge will be assessed on the termination date, and will no longer be assessed thereafter; or

         b) If the rider is currently available for sale, We will continue the then existing rider at the rider charge that is then currently being assessed for new sales of the rider (or the last declared maximum rider fee, if higher). Premium Payments will be recalculated to equal the lesser of the Contract Value or the Premium Payments, on the effective date of the ownership change. Maximum Anniversary Value will be recalculated to equal the lesser of the Contract Value or Maximum Anniversary Value, on the effective date of the ownership change. Any Premium Payments or Partial Surrenders after this date will adjust each component of the DB according to the rider rules. The Maximum Anniversary Value thereafter is the highest attained anniversary value after the ownership change, and before the decedent's date of death or [81st] birthday, if earlier.

       3. We reserve the right to apply investment restrictions then in effect in the case of an Ownership change after [6] months from the rider effective date. Such restriction may also require that you reallocate Sub-account(s) or Fixed Account, if available, in accordance with then prevailing investment restrictions.

INVESTMENT RESTRICTIONS

1. On the rider effective date, we will impose an investment restriction that limits the Sub-Account(s) and/or Fixed Account that You may invest in and the amount that you may allocate to each Sub-Account(s) and/or Fixed Account. You may choose to satisfy the described investment restriction by creating Your own custom asset allocation model or You may also choose to invest in any predetermined asset allocation models, investment programs, fund of funds Sub-Account(s), or other investment option(s) approved by Us provided that You comply with allocation restrictions that We apply from time to time.

     If on any Valuation Day, due to performance of the selected Sub-Account(s), the Contract Value is no longer within the allocation of the selected investment options, we will not terminate the rider. Instead, Your Contract Value will be re-balanced [quarterly] in accordance with a pre-approved asset rebalancing program to meet then applicable investment restrictions. All subsequent Premium Payments must also be invested according to these investment restrictions.

2. We may change these predetermined asset allocation models, investment programs, Sub-Account(s), fund of funds Sub-Account(s), investment classifications or other investment option(s) from time to time, on or after the rider effective date. Should We make this change, any transfers required to reallocate the Contract Value will not be used by Us in determining the number of transfers allowed during a Contract Year. You must reinvest your Contract Value in accordance with Our updated investment restrictions and requirements.

3. If these investment restrictions are violated and not corrected, the rider will be terminated, the DB thereafter will be equal to the Contract Value and a rider charge will be assessed. The rider charge will be prorated for the portion of the Contract Year the rider was active. Upon reinstatement of your rider following a corrected violation of these investment restrictions, Premium Payments will be recalculated to equal the lesser of the Contract Value or the Premium Payments prior to the termination. . Your Maximum Anniversary Value will be reset at the lower of the Maximum Anniversary Value prior to the revocation or Contract Value as of the date of reinstatement. The Maximum Anniversary Value thereafter is the highest attained anniversary value after the reinstatement of your rider, and before the decedent's date of death or [81st] birthday, if earlier. Any Premium Payments or Partial Surrenders after this date will adjust each component of the DB according to the rider rules. We will deduct a prorated rider charge on Your first Contract Anniversary following the reinstatement for the time period between the reinstatement date and Your first Contract Anniversary following such reinstatement.

TERMINATION OF THE DEATH BENEFIT

You may not revoke this rider once elected.

We may terminate this rider as provided under the following provisions of this rider: Spousal Continuation; Ownership Change; assignment and investment restrictions. If We terminate this rider, it cannot be re-elected by You.

The benefits under this rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will terminate this rider.

On the date this rider is terminated, a prorated share of the rider charge will be assessed, and will no longer be assessed thereafter.

POST ISSUE ELECTION

If the rider effective date is after the Contract Issue Date, the period between the rider effective date and Your next Contract Anniversary will constitute a Contract Year.

We reserve the right to make this benefit available through a company sponsored conversion program.

CONTRACT AGGREGATION

For purposes of determining the DB limits of this rider, We reserve the right to treat as one all deferred variable annuity contracts issued by Us (or Our affiliates) where You have elected any optional death benefit rider. If We elect to aggregate contracts, We will change the period over which We measure Surrenders against the DB.

RIDER CHARGE

There is an additional charge for this rider. The charge will never exceed a guaranteed maximum rate of [1.50%] annually. The charge will be assessed on each Contract Anniversary based on the DB payable hereunder and will be deducted on such Contract Anniversary from the Sub-Account(s) and the Fixed Account, if the Fixed Account Rider is attached to Your Contract and is operative.

If a change in owner occurs or spousal continuation is elected or your rider is reinstated, the charge will be assessed based on the DB.

If the rider effective date is after the Contract Issue Date, the period between the rider effective date and the next Contract Anniversary will constitute the first Contract Year. The charge for this Contract Year will be prorated based on the number of days between the rider effective date and the next Contract Anniversary.

In the case of a Full Surrender on any date other than the Contract Anniversary, We will deduct a prorated share of the rider charge from the amount otherwise payable. The prorated share of the rider charge is equal to the rider charge percentage multiplied by the greater of Premium Payments adjusted for Partial Surrenders as described in this rider or Maximum Anniversary Value as described in this rider prior to the Surrender, multiplied by the number of days since the last Contract Anniversary, divided by 365.

The rider charge will no longer be assessed upon attainment of the Annuity Commencement Date or after the date the rider is no longer effective. No rider charge will be assessed upon the death of a Contract Owner or Annuitant.

Signed for HARTFORD LIFE INSURANCE COMPANY

    [/s/ Donald C. Hunt                  /s/ John C. Walters
    -----------------------------------  -----------------------------------
    DONALD C. HUNT, SECRETARY            JOHN C. WALTERS, PRESIDENT]